UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported)  December 16, 2005


                   AEI INCOME & GROWTH FUND 25 LLC
      (Exact name of registrant as specified in its charter)


     State of Delaware             000-50609         75-3074973
(State or other jurisdiction  (Commission File     (IRS Employer
     of incorporation)              Number)      Identification No.)


      30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
             (Address of Principal Executive Offices)


                          (651) 227-7333
       (Registrant's telephone number, including area code)



  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written  communication  pursuant  to  Rule  425  under  the
      Securities Act (17 CFR 230.425)
[  ]  Soliciting  material  pursuant to  Rule  14a-12  under  the
      Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
      (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR 240.13e-4(c))


Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

      On December 16, 2005, the Company completed the acquisition of a Jared Jewelry store in Aurora, Illinois by purchasing the building for $1,992,600 from Commercial Net Lease Realty, Inc., an unrelated third party. Previously, on November 21, 2005, the Company purchased the land under the building for $2,200,000 from Lafayette Village, LLC, an unrelated third party. The land and building are leased to Sterling Inc. under Lease Agreements with remaining primary terms of 14.4 years, which may be renewed for up to four consecutive terms of five years. The Leases require annual base rent of $306,352, which will increase every five years by ten percent. The Leases are triple net leases under which the lessee is responsible for all real estate taxes, insurance, maintenance, repairs and operating expenses of the property.

       The Company purchased the property with cash received from the sale of LLC Units. The store was constructed in 2000 and is a 6,051 square foot building on approximately 2.07 acres. The freestanding retail store is located at 1016 North Route 59, Aurora, Illinois.

       Sterling Inc. is a subsidiary of Sterling Jewelers Inc. (Sterling), which has guaranteed the lease. Sterling is the second largest specialty retailer of fine jewelry in the United States with over 1,100 stores, under the names Kay Jewelers, Jared, The Galleria of Jewelry and a number of regional names. For the fiscal year ended January 31, 2005, Sterling reported a net worth of approximately $1.3 billion, net sales of approximately $2.1 billion and net income of approximately $137 million. Sterling is a wholly owned subsidiary of Signet US Holdings, Inc., which in turn is wholly owned by Signet Group plc, whose shares are listed on the London Stock Exchange and whose American Depositary Shares are traded on the NASDAQ National Market under the symbol SIG.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

      (a) Financial statements of businesses acquired - Because the property acquired is subject to a net lease and represents less than 20% of the total assets of the Company as of December 31, 2004, no financial statements are required.

      (b) Pro forma financial information - A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Company's balance sheet and income statement. The following narrative description is furnished in lieu of the pro forma statements:

          Assuming the Company had acquired the property on January 1, 2004, the Company's Investments in Real Estate would have increased by $4,192,600 and its Current Assets (cash) would have decreased by $4,192,600.

          Rental Income for the Company would have increased from $693,973 to $1,000,325 for the period ended December 31, 2004 and from $1,095,429 to $1,325,193 for the nine months ended September 30, 2005 if the Company had owned the property during the periods.
          Depreciation Expense would have increased by $79,704 and $59,778 for the period ended December 31, 2004 and the nine months ended September 30, 2005, respectively.

          The net effect of these pro forma adjustments would have caused Net Income to increase from $422,611 to $649,259 and from $719,304 to $889,290, which would have resulted in Net Income of $40.57 and $23.14 per LLC Unit outstanding for the period ended December 31, 2004 and the nine months ended September 30, 2005, respectively.

      (c) Exhibits.

          Exhibit 10.1  - Assignment and Assumption  of  Purchase
          Agreement dated October 24, 2005 between the Company and AEI Fund Management, Inc. relating to the Property at 1016 North Route 59, Aurora, Illinois.

          Exhibit 10.2  -  Real  Estate Purchase  Contract  dated
          November  18,  2005 between the Company and  Commercial
          Net Lease Realty, Inc. relating to the Property at 1016
          North Route 59, Aurora, Illinois.

          Exhibit 10.3 - Assignment and Assumption of  Lease  and
          Guaranty dated November 22, 2005 between the Company and Lafayette Village, LLC relating to the Property at 1016 North Route 59, Aurora, Illinois.

          Exhibit 10.4 - Assignment and Assumption of Lease Agreement dated December 16, 2005 between the Company and Commercial Net Lease Realty, Inc. relating to the Property at 1016 North Route 59, Aurora, Illinois.


                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              AEI INCOME & GROWTH FUND 25 LLC

                              By: AEI Fund Management XXI, Inc.
                                 Its:  Managing Member


Date:  December 20, 2005        /s/ Patrick W Keene
                              By:   Patrick W. Keene
                                 Its:  Chief Financial Officer